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                                                                       EXHIBIT 4


               STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS


HANCOCK FABRICS, INC.
STOCK COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS

1. PURPOSE OF THE PLAN. The Hancock Fabrics, Inc. Stock Compensation Plan for Non-employee Directors ("Plan") is intended to provide an incentive for ownership of the Company's common stock ("common stock") by non-employee directors by providing opportunities for them to elect to receive all or a portion of their quarterly compensation for services rendered as a director in common stock.

2. SCOPE AND DURATION OF THE PLAN. Elections may be made from time to time during the life of the Plan. Unless sooner terminated pursuant to Paragraph 9, the Plan shall terminate on September 15, 2005 and thereafter no elections may be made under the Plan. Termination of the Plan shall have no effect on elections theretofore made. The aggregate number of shares of common stock as to which elections may be made under the Plan shall not exceed 100,000 shares (subject to adjustment as provided in the Plan). Such shares shall consist only of shares reacquired by the Company and not reserved for any other purpose.

3. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Chief Executive Officer, the President, and the Chief Financial Officer of the Company (collectively, "Committee"), none of whom is eligible to participate in the Plan and who shall otherwise be "disinterested persons" as defined in the regulations promulgated under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). The acts of a majority of members of the Committee present at any meeting at which a quorum is present and acts unanimously approved in writing by the Committee shall be deemed the acts of the Committee. The Committee shall have full authority in its discretion, but subject to the express provisions of the Plan: to determine the time or times at which elections may be made; to determine the number of shares to be covered by each election; to determine the terms and provisions of any instrument relating to elections and receipt of common stock under the Plan, including any legend on any certificate representing common stock received pursuant to the Plan; to determine whether and to what extent adjustments shall be made pursuant to the provisions of Paragraph 7; to interpret the Plan; and to prescribe, amend and rescind rules and regulations relating to the Plan. All determinations of the Committee shall be conclusive upon all persons, and no member of the Committee or of the Board of Directors ("Board") shall have any liability in respect thereof.


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4. ELIGIBILITY FACTORS FOR PARTICIPATION. Only directors of the Company who are not also its employees shall be eligible to participate under the Plan.

5. PARTICIPATION. Each eligible director may elect, as to each Plan Quarter commencing during the term of the Plan, to receive common stock in lieu of all or part of his or her cash compensation payable for services rendered as a director for such quarter. Such election must be made prior to the beginning of each Plan Quarter. The number of shares to be received shall be computed by dividing the amounts of the compensation to be received in shares by the Fair Market Value of the common stock on the last day of the Plan Quarter, except in the event of a director electing to receive 100% of his or her cash compensation for a given Plan Quarter in stock. In consideration of a director electing to forego all cash compensation by receiving 100% of his or her quarterly fees in common stock, the amount of such compensation shall be increased by twenty-five percent (25%) for purposes of determining the amount of common stock to be issued.

6. STOCK CERTIFICATES. Each Participant shall be entitled to a stock certificate or certificates registered in the name of the Participant and representing common stock as to which an election has been made pursuant to Paragraph 5, upon the earliest of:

(a) The end of the Plan Quarter to which a prior election relates;

(b) The date on which the Participant ceases to be a director; or

(c) The occurrence of a Change of Control.

No rights of a shareholder in respect of such common stock shall inure to any person prior to the issuance of the certificate or certificates representing such stock.

7. ADJUSTMENTS. The Committee may make such adjustment, as the Committee determines to be appropriate, in the number of shares of common stock subject to elections and in the number of shares as to which elections may be made in order to compensate for the effect of any change in the Company's capitalization or structure or in the common stock or of any stock purchased pursuant to a tender offer by the Company or any other party.

8. EFFECTIVENESS OF THE PLAN. The Plan shall become effective on September 6, 2000.

9. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan at any time. No amendment or termination of the Plan shall affect the rights of a participant pursuant to the Plan, except with the participant's consent.

10. TRANSFERABILITY; REGISTRATION AND LISTING OF COMMON STOCK. Common stock to be received under the Plan shall be transferable only in


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accordance with applicable federal and state securities laws and applicable stock exchange or other trading system rules. The Company shall use its best efforts to register under the Securities Act of 1933, as amended ("Act"), all of the shares of common stock paid under the Plan. The Company shall use its best efforts to maintain the listing of the shares of common stock to be paid under the Plan on the principal national stock exchange or trading system on which such shares may be traded from time to time.

11. TAXES. Taxes which the Company is required to collect, if any, with respect to such stock may be satisfied by withholding a sufficient number of shares of such stock to cover the amount required to be collected.

12. DEFINITIONS. As used in the Plan, the following terms are defined as follows:

(a) Company -- Hancock Fabrics, Inc., a Delaware corporation, its subsidiaries and their successors and assigns.

(b) Participant -- A non-employee director who has made an election to receive common stock pursuant to the Plan.

(c) Plan Quarter -- That period of approximately three (3) months (commencing the day following each regular quarterly Board of Directors Meeting [starting with the quarterly Board of Directors Meeting at which this Plan is approved] and ending on the day of the next regular quarterly Board of Directors Meeting or, if no such meeting is held in a particular quarter, then the month and day of the most recent year when a Board of Directors Meeting was last held in such fiscal quarter of the Company) during which a participant's compensation for services rendered as a director is earned.

(d) Fair Market Value of the common stock on any given date shall be the average of the lowest and highest selling prices of the common stock:

(i) as reported in the "New York Stock Exchange - Composite Transactions," or

(ii) if the common stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the common stock is listed or admitted to trading.

(e) Change of Control -- A change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Exchange Act; provided that, without limitation, a change of control shall be deemed to have occurred if: (i) a third person, including a "group" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) individuals who constitute the Board as of the effective date of the Plan ("incumbent Board") cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of (or if less, all but one of) the directors constituting the incumbent Board (other than an election or nomination in connection with an actual or threatened election contest relating


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to the election of directors of the Company, as such terms are used in Rule
14a-11 of Regulation 14A promulgated under the Exchanged Act) shall be, for purposes of the Plan, considered as though such person were a member of the incumbent Board.